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                                                                     EXHIBIT 5.1

                                          April 7, 1998

Site Technologies, Inc.
380 El Pueblo Road
Scotts Valley, CA 95066

    RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on April 7, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 935,029 shares of your Common Stock (the "Shares"). We understand that the Shares are to be sold from time to time on the OTC Bulletin Board, in privately negotiated transactions or any combination of such methods of sales, at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have examined the proceedings taken by you in connection with the issuance of the Shares.

    It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof and any amendments thereto.

                                          Very truly yours,
                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation